EXHIBIT 10.1

Amended Summary of Salary and Bonus for

Named Executive Officers*

Named Executive Officer	FY06 Base Salary	FY05 Bonus
George Borst	$430,000	$370,000
Tadashi Nagashino	**	$94,423
David Pelliccioni	$328,747	$230,000
John Stillo	$337,018	$205,000
Thomas Kiel	$249,606	$100,000

*All of the named executive officers are at-will employees without written employment contracts.

**A portion of Mr. Nagashino’s base salary is paid in U.S. Dollars and a portion in Japanese Yen. For this and other reasons, the actual amount of Mr. Nagashino’s base salary for FY06 cannot be determined. However, Mr. Nagashino’s base salary is expected to be between $185,000 and $235,000 for FY06.

FY06 Bonus

The FY06 bonuses for the named executive officers are payable in two installments. The first installment of the FY06 bonus will be paid in either December or January. The total FY06 bonuses (and the amount of each installment) have not yet been determined. However, it is expected that the first bonus installment for each of the named executive officers (other than Mr. Nagashino) will be an amount equal to 40% of a specified percentage of the officer’s FY06 base salary. The specified percentage for each officer (other than Mr. Nagashino) is expected to be between 30% and 55% of his FY06 base salary. The first installment of Mr. Nagashino’s FY06 bonus is expected to be an amount not exceeding $40,000.